Exhibit 24

To:          US Securities & Exchange Commission

From:  Kathi Benjamin, Vice President & Clerk

                Boston Biomedica, Inc.

                375 West Street

                West Bridgewater, MA 02379

                508-580-1900 x 196

Date:  March 23, 2004

Cc: R Wayne Fritzsche, Michael Avallone and Kevin Quinlan

I am in receipt of a signed “Power of Attorney”, authorizing and designating three (3) individuals, namely, Kevin Quinlan, Kathi Benjamin and/or Michael Avallone, to sign Forms 3’s, 4’s and 5’s on behalf of R Wayne Fritzsche, Director, Boston Biomedica, Inc.

The duration of this authorization is until such time as R Wayne Fritzsche is no longer required to file Forms 3,4 and/or 5 unless earlier revoked.

Please feel free to contact any of the designated parties should you have any questions by contacting Boston Biomedica, Inc.